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                                                                    EXHIBIT 99.1
PRESS RELEASE
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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE


TUESDAY, OCTOBER 15, 2002

CONTACTS: MARGARET K. DORMAN                             ALEX STEWART
          SMITH INTERNATIONAL, INC.                      CLYDE BLOWERS, LTD.
          CHIEF FINANCIAL OFFICER                        CHIEF FINANCIAL OFFICER
          (281) 443-3370                                 (44) 1355 575000



                         M-I AND CLYDE BLOWERS ANNOUNCE
                       COMPLETION OF CLEANCUT TRANSACTION

     HOUSTON, Texas (October 15, 2002)... M-I today announced the acquisition of CleanCut Technologies, a division of Scotland-based Clyde Blowers, Ltd. CleanCut is involved in the design, manufacture and installation of waste collection and transportation systems for offshore drilling operations. In connection with the transaction, M-I issued $33.2 million of cash and notes payable and assumed existing indebtedness of $6.8 million, which has subsequently been repaid. Under the terms of the agreement, the sellers may be entitled to certain additional consideration, which is contingent upon future financial performance.

     The CleanCut process uses proprietary equipment and technology to transport drill cuttings from the rig to onshore processing facilities. CleanCut's totally enclosed pneumatic system provides a safer and more environmentally acceptable method of storing and transporting drilling waste over other available alternatives. The acquired operations will be integrated into M-I's SWACO unit, which previously served as the exclusive worldwide distributor for CleanCut products.


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          "The CleanCut acquisition adds to our range of value-added waste management services," said Larry Barker, Senior Vice President of M-I SWACO. "CleanCut provides an innovative solution to the task of handling oil-base drill cuttings and offers our customers a system that addresses the safety and environmental aspects. The acquisition is key to our strategy of integrating leading technologies into our waste management portfolio."

         M-I, a leading supplier of drilling and completion fluid systems and services, solids control equipment and waste management services to the worldwide oilfield industry, is owned 60 percent by Smith International, Inc. (NYSE: SII) and 40 percent by Schlumberger Limited (NYSE: SLB).

         Clyde Blowers, Ltd., headquartered in East Kilbride, Scotland, manages trading activities and investments, including other material handling businesses in the non-upstream market.